Filed Pursuant to Rule 433

Registration Statement Nos. 333-180905

and 333-180905-01

ANIXTER INC.

5.625% SENIOR NOTES DUE 2019

FINAL TERM SHEET

Dated: April 25, 2012

Issuer:	Anixter Inc.

Notes:	5.625% Senior Notes due 2019

Size:	$350,000,000

Maturity:	May 1, 2019

Coupon (Interest Rate):	5.625%

Price to Public:	100% plus accrued interest, if any, from April 30, 2012

Yield to Maturity:	5.625%

Spread to Benchmark Treasury:	+426 basis points

Benchmark Treasury:	UST 1.50% due March 31, 2019

Proceeds (before expenses) to Anixter:	$343,875,000

Interest Payment Dates:	May 1 and November 1 beginning on November 1, 2012.

Record Dates:	April 15 and October 15

Make-Whole Amount:	Anixter may at any time redeem all or part of the Notes at any time at its option at a redemption price equal to (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date plus (ii) the greater of (a) 1% of the principal amount of the Notes being redeemed or (b) a “make-whole” amount based on the yield of a comparable U.S. Treasury Security plus 0.50%.

Trade Date:	April 25, 2012

Expected Settlement Date:	April 30, 2012

Joint Book-Running Managers:	Wells Fargo Securities, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC RBS Securities Inc.

Co-Manager:	UBS Securities LLC

CUSIP/ISIN:	035287 AD3 / US035287AD39

Type of Offering:	SEC registered

The information in this term sheet supplements Anixter’s preliminary prospectus supplement, dated April 24, 2012 (the “Preliminary Prospectus Supplement”) and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Other financial information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent effected by the changes described herein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC at the following number: (800) 326-5897 or by e-mailing a request to: cmclientsupport@wellsfargo.com or by calling by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at the following number: (800) 294-1322 or by e-mailing a request to: dg.prospectus_requests@baml.com or by contacting J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling: (866) 803-9204 or by calling RBS Securities Inc. at the following number: (866) 884 2071 or by calling UBS Securities LLC at the following number: (877) 827-6444, ext. 561 3884